SISM

Research & Investment Services

Erlenweg 15, 8302 Kloten-Zurich, Switzerland

Phone: ++411 881 2020 Fax: ++411 881 2024 Email: research@sism.com

Independent Analyst Report Contract

THIS CONTRACT is entered into this 20th day of June 2005 by and between SISM Research & Investment Services, Kloten-Zurich, Switzerland, and LEXINGTON RESOURCES, INC. 7473 West Lake Mead Road Las Vegas, Nevada 89128, to wit:

WHEREAS, SISM Research provides continuing research coverage regarding LEXINGTON RESOURCES, INC., in both English and German starting July 1, 2005 and ending June 30, 2007, IT IS AGREED THAT:

  SISM Research will provide continuing research coverage of LEXINGTON RESOURCES, INC. Inc., in both English and German. This two-year coverage will commence with an "institutional-quality" initial report, followed by up to three quarterly updates per year which shall be issued by the analyst following the release of subsequent FORM 10-Q. Additionally, research notes shall be periodically issued by SISM analysts and track changes in earning estimates, ratings or analyses. As with all quality research programs, the analyst shall spend time with management and thoroughly review the company's industry and competitive position; the investment rating shall be obtained after approximately 6-8 weeks of company and industry peer research. The analyst shall maintain close contact with the management of the company during the course of the coverage cycle.

  Initial Report: The initial, institutional type report shall contain SISM's own earnings model that is constructed from SISM's own research. This model, together with a share valuation model, which the analyst shall construct, will provide the basis for SISM's 6--12 month price target and investment recommendation.

  Quarterly Updates: The corporate business and relevant industry events, along with both the earnings and valuation models, shall be updated in the quarterly reports. This shall include SISM's price targets and recommendations. These updated reports shall be prepared and issued after quarterly earnings releases (FORM 10-Q).

  Research Notes: Given that markets are continually receiving new corporate information, SISM Research analysts shall issue research notes to immediately comment on corporate developments, as well as to change price targets and recommendations. These research notes shall be issued whenever the covering analyst desires to immediately communicate or comment on the impact of a corporate announcement or a change in the competitive position or economic condition underlying the investment thesis for the company under coverage.

  LEXINGTON RESOURCES, INC. shall provide SISM Research with any and all necessary disclosed information, in a timely manner, to facilitate SISM's preparation of all reports.

  The Initial Report, written in English, will be ready for proofreading on August 15, 2005 or shortly thereafter, and will be sent by email to LEXINGTON RESOURCES, INC., by SISM. The German report will be ready for distribution approximately ten (10) days after SISM receives the final proofread English version.

  Distribution: SISM's analyst report is distributed via institutional networks and the Internet and is distributed by and available through Multex.com, a subsidiary of Reuters, to Thomson Financial "First Call" with more than 7,000 institutional subscribers. SISM Research Analyst reports are also distributed by the InvesTrend Research Syndicate via their distribution networks and partners, represented by its partners to be over 600,000 money managers, brokers and dealers for their own users and for use across a vast network of financial sites. InvesTrend will issue a press release announcing the initiation of coverage and will also issue quarterly updates and Research Notes on the wires, including FinancialWire, Comtex News, ON24News.com, FirstAlert, Prime-Zone and/or Businesswire, Bloomberg, Merrill Lynch, Yahoo Finance, CSFB-Perishing, NASDAQ, Alta Vista, Morningstar, Silicon Investor, Bio-Space, CNET, Lycos, Quote.com OnMoney, InfoSpace, StockDr.com, The Deal, Stockgroup, Stockhouse, AT&T Wireless, HeyAnita, SprintPCS, Voquette, Standard & Poors, Internet.com, OnHealth, Divine, Big Charts, Briefing.com, Excite, Freereal-Time.com, NewsAlert, Pink Sheets, I/B/E/S First Call, Nelson's Zack's, Schwab Velocity First Alert Network, Knobias, CBS MarketWatch, VEReports, Chicago Tribune, News.com, The Motley Fool, Hoovers Online, latimes.com, OTC Bulletin Board, Charles Schwab, Smallcapcenter.com, Stock Point, NYTimes.com, The Street.com, , NASDAQ.com, AMEX.com, Bloomberg.com, AOL, MSNBC, Wall Street City, Google, BigCharts, New.com and in addition more than 6,000 newspapers and hundreds of thousands of financial desktops.

  LEXINGTON RESOURCES, INC. has the right to distribute the reports on their own networks.

  InvestTrend.com will post research reports (consisting of an initial report and quarterly updates) on its Web site (www.Investrend.com) and will not charge any fees for viewing its Web site. Each company on InvesTrend's Web site will have an Investor Power page.

  Earnings estimates by SISM Research regarding each covered company shall be included in the Earning Estimates of Thomson First Call and Reuters. Coverage by SISM places a company in these firms' critical investment databases, which are used widely by the professional investing community in searches and screens involving analyst recommendations and estimates.

  SISM will require a payment of US$5,000 before commencing work; subsequently, during the first (1st) year, SISM Research will require twelve (12) installments of US$1,750 each, due and payable on the first (1st) day of each consecutive month. If the company shall be ten (10) days in default with the payment, a late payment interest fee of ten percent (10%) shall accrue and this late fee will be due and payable with the next monthly payment. The second year will commence after SISM has received twelve (12) installments of US$1,750 (plus the initial payment of US$5,000). During the second (2nd) year, which shall begin on July 1, 2006 and end on June 30, 2007, the monthly payment shall be US$1,750 per month. SISM Research will require twelve (12) installments of US$1,750 each, due and payable on the first (1st) day of each consecutive month. SISM Research will pay all expenses related to InvesTrend services including press releases, etc.

  SISM's disclosures need to meet SEC 17(b) requirements which include: 1) How much is the fee or payment? 2) What was the form of the payment? 3) Who paid? If the company, that disclosure is sufficient. 4) If not the company, the disclosure needs to say: a) Specific name of payer. b) Relationship of the payer to the issuer. 5) The disclosure needs to be in any publicly disseminated announcements, for example, press releases, summaries, on the report itself, and in FinancialWire (our news distribution resource).

  SISM must also disclose that they do not own or trade equities under coverage.

  This contract is not subject to cancellation except upon the express agreement of both SISM and LEXINGTON RESOURCES, INC.

We hereby accept this agreement and confirm our acceptance of these terms with the following signatures:

Date: June 20, 2005

For: SISM Research & Investment Services	For LEXINGTON RESOURCES, INC.
/s/ SISM Research & Investment Services	/s/ LEXINGTON RESOURCES, INC.
Signature	Signature
Ernest C. Schlotter
Print Name	Print Name
President & CEO	President and CEO
SISM Research & Investment Services	LEXINGTON RESOURCES, INC.
Title	Title